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                                                                     EXHIBIT 15


The Board of Directors and Stockholders
Fritz Companies, Inc.:


Re:  Registration Statement No. 33-78472, 33-57238, 33-93070, 333-15921
     and 333-07639

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated September 29, 1997 related to our review of interim financial information.

Pursuant to Rule 436 (c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




                                      KPMG Peat Marwick LLP

San Francisco, California
September 30, 1997




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